UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

_____________________

Amendment No. 1 to
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

INVACARE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Ohio	95-2680965
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

One Invacare Way, Elyria, Ohio	44036
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.☐

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
to be so Registered	Each Class is to be Registered

Rights to Purchase Preferred Shares	New York Stock Exchange
of Invacare Corporation, without par value

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of Class)

Item 1.                      Description of Registrant’s Securities To Be Registered.

By letter dated October 23, 2009, Invacare Corporation, an Ohio corporation (the “Company”), gave notice to National City Bank of its removal as Rights Agent under the Rights Agreement between the Company and National City Bank, as Rights Agent, dated July 8, 2005 (the “Rights Agreement”).  By letter dated October 28, 2009, the Company appointed Wells Fargo Bank, N.A. as successor Rights Agent under the Rights Agreement, effective as of October 28, 2009.  Pursuant to Section 21 of the Rights Agreement, the Company has notified the registered holders of the Company’s common shares of the appointment of Wells Fargo Bank, N.A. as successor Rights Agent under the Rights Agreement.  Copies of the letter dated October 23, 2009 and the letter dated October 28, 2009 have been filed as Exhibits 2.1 and 2.2, respectively, hereto.

Effective as of October 28, 2009, the Company and Wells Fargo Bank, N.A., successor to National City Bank, as Rights Agent, entered into Amendment No. 1 to the Rights Agreement (the “Amendment”). The Amendment revised the Rights Agreement to reference Wells Fargo Bank, N.A. as successor Rights Agent, amended Section 26 of the Rights Agreement to reference the address for notice to Wells Fargo Bank, N.A. as successor Rights Agent under the Rights Agreement and amended Section 8 of the Rights Agreement regarding recordkeeping of cancelled or destroyed Rights Certificates.

The foregoing summary description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as Exhibit 2.4 hereto and which is incorporated by reference herein.

Item 2.                      Exhibits.

Exhibit No.                                Description of Exhibit

2.1	Letter, dated October 23, 2009, to National City Bank.

2.2	Letter, dated October 28, 2009, to Wells Fargo Bank, N.A.

2.3	Amendment No. 1 to Rights Agreement, dated as of October 28, 2009.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INVACARE CORPORATION

By:/s/ Robert K. Gudbranson
      Robert K. Gudbranson
      Senior Vice President and
      Chief Financial Officer

Date:  October 30, 2009

EXHIBIT INDEX

Exhibit No.                                Description of Exhibit

2.1	Letter, dated October 23, 2009, to National City Bank.

2.2	Letter, dated October 28, 2009, to Wells Fargo Bank, N.A.

2.3	Amendment No. 1 to Rights Agreement, dated as of October 28, 2009.